UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 13, 2019

PetMed Express, Inc. (Exact name of registrant as specified in its charter)
Florida	000-28827	65-0680967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

420 South Congress Avenue Delray Beach, FL 33445
(Address of principal executive offices) (Zip Code)

(561) 526-4444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	PETS	NASDAQ Global Select Market

Item 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 13, 2019, PetMed Express, Inc. (the “Company”), based on the Compensation Committee of the Board of Directors (“Committee”) recommendation and the Board of Directors’ (“Board”) approval that the Company amend the existing executive employment agreement (the “Executive Employment Agreement”) of Menderes Akdag, the Company’s President and Chief Executive Officer, entered into Amendment No. 6 to the Executive Employment Agreement with Mr. Akdag (“Agreement”). Mr. Akdag’s Executive Employment Agreement was set to expire on May 13, 2019 pursuant to Amendment No. 5a to the Executive Employment Agreement. The Committee worked with a nationally recognized compensation consulting firm to ensure executive pay to the Chief Executive Officer of the Company is consistent with a selected peer group and contained appropriate performance bench marks. The Agreement amends certain provisions of the Executive Employment Agreement as follows: the term of the Executive Employment Agreement is extended until the earlier of (i) the date of the Company’s 2020 Annual Stockholders Meeting, or (ii) August 1, 2020; and Mr. Akdag’s salary will remain $600,000 per year throughout the term of the Agreement subject to a percentage increase adjustment, if any, commencing on the pay period ending on May 17, 2019, based on pre-determined individual and corporate performance goals and objectives for fiscal 2019 approved by the Board. On July 26, 2019 Mr. Akdag will also be granted 40,000 restricted shares of the Company’s common stock to vest on July 26, 2020, and the Company will pay Mr. Akdag an additional amount (“Gross-Up Payment”) to cover Mr. Akdag’s withholding taxes which are required to be paid as a result of the issuance of the restricted shares. The Gross-Up Payment method used to determine Mr. Akdag’s withholding amount will be the same method the Company currently utilizes for the gross-up payment calculation for other employees of the Company as approved by the Board of Directors, which currently is approved for up to 28.2% (based on the current IRS withholding guidelines according to IRS guidelines of 22%) for employees. Future issuances of restricted shares will be based on pre-determined individual and corporate performance goals and objectives approved by the Board.

In addition, as compensation for an approximate four month delay from the expiration date of Amendment 5 to the Executive Employment Agreement to July 26, 2019, in addition to Mr. Akdag receiving a salary in accordance with his previous annual rate of $600,000, Mr. Akdag will also receive a one-time payment of $10,800 in full satisfaction of any lost amounts in earned dividends for restricted shares that would have been issued to Mr. Akdag on March 16, 2019 in connection with his compensation following the expiration date of Amendment 5 to the Executive Employment Agreement.

The Agreement also provides that in the event that a Change in Control (as defined in the Executive Employment Agreement) of the Company shall occur at any time, Mr. Akdag shall have the right to terminate his employment under the Executive Employment Agreement upon thirty (30) days written notice given at any time within one (1) year after the occurrence of such event, and upon such termination, Mr. Akdag shall be entitled to a one-time payment of two times his salary as of the date of such termination.

The description of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference herein.

Item 9.01        Financial Statements and Exhibits.

(c)	Exhibits.

10.1 – Amendment No. 6 to Executive Employment Agreement dated May 13, 2019 and effective May 13, 2019 between the Company and Menderes Akdag.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 13, 2019

PETMED EXPRESS, INC.

By:	/s/ Bruce S. Rosenbloom
Name:	Bruce S. Rosenbloom
Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 6 to Executive Employment Agreement dated May 13, 2019 and effective May 13, 2019 between the Company and Menderes Akdag.